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                                                           [METLIFE LETTERHEAD]

MetLife Investors USA Insurance Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

                               October 12, 2006

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

    Re:  MetLife Investors USA Separate Account A
         MetLife Investors USA Insurance Company
         File Nos. 333-137964 and 811-03365
         SEC Accession No. 0001193125-06-206708

Dear Sir or Madam:

   Pursuant to Rule 477(a) under the Securities Act of 1933, as amended, MetLife Investors Insurance Company ("MLI USA") and MetLife Investors USA Separate Account A (the "Registrant") hereby request the withdrawal of Registrant's initial registration statement (the "Registration Statement") on Form N-4 for the PrimElite IV Contracts (the "Contracts"), SEC File No. 333-137964, filed with the Securities and Exchange Commission on October 12, 2006.

   MLI USA and the Registrant are requesting withdrawal of the Registration Statement for the Contracts because financial statements for MLI USA and the Registrant were indavertently filed with the Registration Statement. Therefore, MLI USA and the Registrant hereby request that an order be issued granting their request for withdrawal of the Registration Statement for the Contracts as soon as is practicable. No Contracts were sold in connection with the Registration Statement.

   If you have any questions regarding this matter, please contact Tom Conner of Sutherland, Asbill & Brennan LLP at (202) 383-0590.

                                         Sincerely,

                                         MetLife Investors USA Insurance Company

                                         /s/ Michele H. Abate
                                         ---------------------------------------
                                         Michele H. Abate
                                         Assistant General Counsel
                                         Metropolitan Life Insurance Company

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                                        MetLife Investors USA Separate Account A

                                        /s/ Michele H. Abate
                                        ----------------------------------------
                                        Michele H. Abate
                                        Assistant General Counsel
                                        Metropolitan Life Insurance Company

cc: W. Thomas Conner
    John B. Towers